Exhibit 10.7

SUBLEASE

1.	PARTIES.

This Sublease, dated June 15, 2020 (“Effective Date”) is made between GOSSAMER BIO, INC., a Delaware corporation (“Sublessor”), and SINGULAR GENOMICS SYSTEMS, INC., a Delaware corporation (“Sublessee”).

2.	MASTER LEASE.

Sublessor is the lessee under that certain Lease Agreement dated November 19, 2019, (the “Master Lease”) attached as Exhibit ‘B’, wherein ARE-SD Region No. 35, LLC (“Lessor”) leased to Sublessor a portion of the building located in the City of San Diego, San Diego County, State of California, described as: 3033 Science Park Road, San Diego, California, 92121 (“the “Building”).

3.	PREMISES.

Sublessor hereby subleases to Sublessee on the terms and conditions set forth in this Sublease the following portion of the Master Premises: approximately 12,685 rentable square feet (subject to adjustment in the event of a re- measurement of the Building or Premises pursuant to the Master Lease) on the second (2nd) floor of the Building commonly known as Suite A, as shown in Exhibit ‘A’ attached hereto (the “Premises”).

4.	WARRANTIES.

Sublessor warrants and represents to Sublessee that, to Sublessor’s current actual knowledge, the Master Lease is in full force and effect and Sublessor is not in default or breach of any of the provisions of the Master Lease, and that Sublessor has no knowledge of any claim by Lessor that Sublessor is in default or breach of any of the provisions of the Master Lease.

Sublessee covenants that it will occupy the Premises in accordance with the terms of the Master Lease as incorporated herein and will not suffer to be done or omit to do any act which may result in a violation of or a default under any of the terms and conditions of the Master Lease, or render Sublessor liable for any damage, charge or expense thereunder. Sublessee warrants and represents that all financial information relating to Sublessee which has been provided to Sublessor is true and correct.

5.	TERM.

The Term of this Sublease shall commence on July 1, 2020 (the “Commencement Date”) so long as the following have been completed: (i) the full execution and delivery of this Sublease, (ii) receipt of Lessor’s consent to this Sublease (“Lessor Consent”), (iii) payment of the first months’ Base Rent and Security Deposit by Sublessee and (iv) submission by Sublessee of acceptable certificates of insurance naming Lessor and Sublessor. Following the latest of (i), (ii), (iii) and (iv) above until the Commencement Date, Sublessee shall be provided access to Premises (“Early Access Period”) for the installation of furniture, fixtures, equipment or other special leasehold improvements including but not limited to telephones, computer wiring and networking cable (provided that Sublessee will obtain the prior consent of Lessor and Sublessor to such items to the extent required by the Master Lease or this Sublease). Sublessee shall not be obligated to pay any Base Rent or Operating Expenses/utilities during the Early Access Period (subject to the last paragraph of this Section 5).

If for any reason Sublessor does not deliver possession to Sublessee on the Commencement Date, the validity of this Sublease shall not be impaired. Notwithstanding the foregoing, if Sublessor has not delivered possession to Sublessee within thirty (30) days after the Commencement Date, then at any time thereafter and before delivery of possession of the Premises to Sublessee, Sublessee may give written notice to Sublessor of Sublessee’s intention to cancel this Sublease. Said notice shall set forth an effective date for such cancellation which shall be at least five (5) business days after delivery of said notice to Sublessor. If Sublessor delivers possession to Sublessee on or before such effective date, this Sublease shall remain in full force and effect. If Sublessor fails to deliver possession to Sublessee on or before such effective date, this Sublease shall be cancelable by Sublessee, in which case all consideration previously paid by Sublessee to Sublessor on account of this Sublease shall be returned to Sublessee (subject to the following paragraph of this section), this Sublease shall thereafter be of no further force or effect, and Sublessor shall have no further liability to Sublessee on account of such delay or cancellation. Sublessee may not cancel this Sublease for any other reason than those contained herein.

6.	RENT AND ADDITIONAL RENT.

Sublessee shall pay to Sublessor, without deduction, setoff, notice or demand, at Gossamer Bio, Inc., 3013 Science Park Road, San Diego, California, 92121, Attention: Accounts Receivable, or at such other place as Sublessor shall designate from time to time by written notice to Sublessee, the sum of $63,425.00 per month (based upon $5.00 per rentable square foot of the Premises) (“Base Rent”), on the first day of each month of the Term. Sublessee shall pay to Sublessor concurrently with Sublessee’s execution of this Sublease and Lessor Consent, the sum of $63,425.00 as prepayment of the Base Rent due for January 2021. If the Commencement Date falls on a day other than the first day of a month, the Base Rent for the partial months shall be prorated on a per diem basis based on the actual number of days in the month in which the Commencement Date occurs.

(A)

Annual Increase. The monthly Base Rent shall increase by 3% on each anniversary of the first day of the first full month following the Commencement Date (for instance, if Commencement Date is July 1, 2020 then the annual increase shall occur on July 1, 2021).

(B)

Abated Rent. Sublessee shall receive abatement of its obligation to pay the monthly Base Rent due hereunder for the Months of July-December 2020. Sublessee shall be responsible for its Pro Rata Share (as defined below) of all other Additional Rent (as defined below) payable hereunder and for janitorial costs for the Sublease Premises during such Base Rent abatement period. In the event of an Event of

Default (as defined below) by Sublessee under this Sublease after the expiration of any applicable notice and cure period, Sublessor will be entitled to reimbursement of all Base Rent abated pursuant to this paragraph.

(C)

Additional Rent. Commencing as of the Commencement Date and continuing thereafter throughout the Term of this Sublease, Sublessee shall pay as “Operating Expenses” its Pro Rata Share of all Operating Expenses and Taxes and the actual Amenities Fee charged by Lessor on a per rentable square foot basis with an annual increase, as defined in Master Lease. Sublessee’s Pro Rata Share is hereby agreed to be 12.32% (subject to adjustment in the event of a re-measurement of the Building or Premises pursuant to the Master Lease) (“Pro Rata Share”). Sublessee shall pay Operating Expenses based on estimates provided by Sublessor (which shall be based upon the estimates provided by Lessor under the Master Lease), at the same time and in the same manner as the payment of Base Rent. Upon Sublessor’s receipt of an Annual Statement (as defined in the Master Lease), Sublessee will be credited with its Pro Rata Share of any overpayment shown in such Annual Statement, or will pay, within fifteen (15) days after demand, its Pro Rata Share of any underpayment as shown in such Annual Statement. In addition, Sublessee shall pay Sublessor a property management fee in an amount equal to three percent (3%) of the Base Rent, provided that during any period of full or partial Base Rent abatement, Sublessee shall pay the property management fee based on the amount of Base Rent that would have been payable but for the Base Rent abatement. All sums payable by Sublessee hereunder, including, without limitation Operating Expenses and the property management fee, may be referred to as “Additional Rent” and all Additional Rent, together with Base Rent may be referred to herein as “Rent.”

(D)

Utilities. Sublessee will be responsible for all janitorial services and utility costs for the Sublease Premises commencing on the Commencement Date. If a separate electric meter is not in place for Premises, Sublessor may pass through a charge for Sublessee’s utilities based on Sublessee Pro Rata Share of the utility bills for the Building.

7.	USE.

The Sublease Premises may be used for research and development laboratory, related office and other related uses permitted by Applicable Laws, including zoning ordinances, and the Master Lease. Sublessee shall not commit or allow to be committed any waste upon the Premises, or any public or private nuisance or act which is unlawful.

8.	BUILDING CONDITION.

Sublessee shall accept the Premises in its “as-is” condition. Note that Sublessor has not occupied the Premises and will deliver in same condition as Sublessor has received from Landlord on June 15, 2020 which is the commencement date of Master Lease. For any repair, maintenance or replacement of Building Systems performed by Lessor, Sublessee will pay Sublessee’s Pro Rata Share of such costs in the same manner as provided under the Master Lease.

Sublessee agrees that Sublessor shall not be required to perform any of the covenants, agreements and/or obligations of Lessor under the Master Lease and, insofar as any of the covenants, agreements and obligations of Sublessor hereunder are required to be performed under the Master Lease by Lessor thereunder, Sublessee acknowledges and agrees that Sublessee will look solely to Lessor for such performance. Sublessor shall not be responsible for any failure or interruption, for any reason whatsoever, of the services, utilities or facilities that may be appurtenant or supplied to the Premises by Lessor or otherwise and no such failure will in any way excuse Sublessee’s performance under this Sublease or entitle Sublessee to any abatement of rent or other charge, except as may be expressly permitted by the terms of the Master Lease. Sublessee shall pay to Sublessor as Rent hereunder any and all sums which Sublessor may be required to pay Lessor arising out of a request by Sublessee for additional building services or any other services from Lessor, and which Lessor bills to Sublessor.

9.	ACCESS.

Subject to the Master Lease, casualty and Force Majeure events, Sublessee shall have 24/7 access to and use of the Premises.

10.	TRANSFERS.

Sublessee shall not assign, mortgage, encumber or otherwise transfer this Sublease or sublet the whole or any part of the Premises without the prior written consent of Lessor and Sublessor (Sublessor’s consent not to be unreasonably withheld, conditioned or delayed) and any such transfer will be subject to compliance with all terms and conditions of the Master Lease. No assignment, subletting or other transfer shall relieve Sublessee of any liability under this Sublease. Consent to any such assignment, subletting or transfer shall not operate as a waiver of the necessity for consent to any subsequent assignment, subletting or transfer. In connection with each request for an assignment or subletting, Sublessee shall pay the reasonable cost of processing such assignment or subletting, including attorneys’ fees, and any fees or costs payable under the Master Lease, within fifteen (15) days after demand by Sublessor.

11.	PARKING.

Sublessee shall be provided parking per the Master Lease, which includes approximately 2.5 parking spaces per 1,000 square feet of rentable area of the Premises, subject to the terms of Article 10 of the Master Lease. Such parking will be provided free of charge throughout the Term.

12.	SIGNAGE.

Sublessee, at Sublessee’s sole expense, shall have the right to install Building standard lobby directory and suite identification signage, subject to the terms of the Master Lease and Lessor approval.

13.	OTHER PROVISIONS OF SUBLEASE.

All applicable terms and conditions of the Master Lease are incorporated into and made a part of this Sublease as if Sublessor were the lessor thereunder (provided that under no circumstance shall Sublessor be responsible or liable in any way for the failure of the Lessor to perform any acts required under the Master Lease or to supply any item, including, but not limited to, any utility or service to the subleased Premises and no such failure will in any way excuse Sublessee’s performance under this Sublease or entitle Sublessee to any abatement of rent or other charge, except as may be expressly permitted by the terms of the Master Lease), Sublessee the lessee thereunder, and the Premises the Master Premises, except for the following: All sections of the summary except the definitions of Building, Premises, Project, Rentable Area of Premises, Rentable Area of Building and Rentable Area of Project and Permitted Use, the first and second paragraphs of Section 2, Section 4, Sections 38, 40, 43, 44 and Exhibit I of the Master Lease. Sublessee assumes and agrees to perform the lessee’s obligations under the Master Lease during the Term to the extent that such obligations are applicable to the Premises, except that the obligation to pay Rent to Lessor under the Master Lease shall be considered performed by Sublessee to the extent and in the amount rent is paid to Sublessor in accordance with Section 6 of this Sublease. Sublessee shall not commit or suffer any act or omission that will violate any of the provisions of the Master Lease. Sublessor shall use commercially reasonable efforts, at Sublessee sole cost, to cause Lessor to perform its obligations under the Master Lease for the benefit of Sublessee. Sublessor shall not enter into a voluntary termination of the Master Lease as to the Sublease Premises without Sublessee’s prior consent, not to be unreasonably withheld. Notwithstanding the foregoing, Sublessor may assign or transfer the Master Lease without the consent of Sublessee and from and after the effective date of such transfer or assignment, Sublessee will look solely to such transferee or assignee for the performance of the obligation of Sublessor hereunder and Sublessor shall be released on all further obligations under this Sublease. If the Master Lease gives Sublessor any right to terminate the Master Lease in the event of the partial or total damage, destruction, or condemnation of the Master Premises or the building or project of which the Master Premises are a part, the exercise of such right by Sublessor shall not constitute a default or breach hereunder. If the Master Lease terminates for any reason (other than a default by Sublessor under the Master Lease), this Sublease will terminate on the same date as the Master Lease, and Sublessor will have no liability to Sublessee on account of such termination. In all provisions of the Master Lease requiring tenant to submit, exhibit to, supply or provide Lessor with evidence, certificates, or any other matter or thing, Sublessee shall be required to submit, exhibit to, supply or provide, as the case may be, the same to both Lessor and Sublessor.

14.	SECURITY DEPOSIT

Concurrently with Sublessee’s execution of this Sublease and Lessor Consent, Sublessee shall deposit with Sublessor the sum of $63,425.00 as a security deposit in the form of an unconditional and irrevocable letter of credit (the “Security Deposit”) for the performance by Sublessee of its obligations under this Sublease, the terms of are specified in, and shall be in compliance with, Section 6 of the Master Lease.

15.	INDEMNIFICATION

In addition to any indemnity obligations set forth in the Master Lease and incorporated by reference herein and not in limitation thereof, Sublessee shall indemnify, protect, defend and hold harmless the Premises, Lessor and Sublessor and their agents, partners and lenders, from and against any and all Claims (as defined in the Master Lease) arising out of, involving, or in connection with, the use and/or occupancy of the Premises by Sublessee or Sublessee’s failure to perform or observe any of the terms and conditions of the Master Lease or this Sublease; provided that nothing in the foregoing will require Sublessee to indemnify Sublessor for any Claims to the extent arising out of the negligence or willful misconduct of Sublessor, its agents or employees. If any action or proceeding is brought against Lessor or Sublessor by reason of any of the foregoing matters, Sublessee shall upon notice defend the same at Sublessee’s expense by counsel reasonably satisfactory to Lessor and Sublessor, and Sublessor shall cooperate with Sublessee in such defense. Sublessor will indemnify Sublessee for Sublessor’s breach of Sublessor’s obligations under the Master Lease to the extent such breach was not caused or contributed to by Sublessee, its agents or employees. Nothing in this section shall be deemed to affect Sublessor’s right to indemnification for liability or liabilities arising prior to termination of this Sublease for personal injury or property damage under any other indemnification or other provision of this Sublease.

16.	INSURANCE.

Sublessee will be required to obtain all of the types and levels of insurance required pursuant to Article 17 of the Master Lease; provided that Sublessee’s general liability insurance will name Sublessor as an additional insured in addition to naming the Landlord Parties (as defined in the Master Lease). Sublessee shall provide Sublessor with proof of such insurance coverage before the execution of this Sublease and prior to occupancy of the Premises, and the waiver of subrogation contained in Article 17 of the Master Lease shall apply in favor of both Sublessor and Lessor.

17.	ATTORNEYS’ FEES.

If Sublessor or Sublessee shall commence legal action against the other arising out of or in connection with this Sublease, the prevailing party shall be entitled to recover its costs of suit and reasonable attorneys’ fees.

18.	AGENCY DISCLOSURE.

Sublessor and Sublessee each warrant that they have dealt with no other real estate broker in connection with this transaction except Hughes Marino, who represents both the Sublessor and Sublessee (the “Broker”) and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Sublease. Each Party agrees to indemnify and defend the other Party against and hold the other Party harmless for, from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than the Broker. The foregoing indemnity shall survive this Sublease. Sublessor will pay a commission to the Broker on account of this Sublease pursuant to a separate written agreement.

19.	WAIVER & NOTICES.

No provision of or remedy under this Sublease may be waived or modified by either party unless expressly waived or modified in a writing signed by an officer of both parties. All notices and demands which may or are to be required or permitted to be given by either party on the other hereunder shall be in writing and delivered in accordance with Section 45(a) of the Master Lease. All notices and demands by the Sublessor to Sublessee shall be sent to the Sublessee at the Premises, Attention: CEO or to such other place as Sublessee may from time to time designate in a notice to the Sublessor. All notices and demands by the Sublessee to Sublessor shall be mailed to the Sublessor at the address set forth for notices in the Master Lease, and to such other person or place as the Sublessor may from time to time designate in a notice to the Sublessee. Copies of all notices and demands by the Lessor to either party alleging any default under the terms of the Master Lease or this Sublease shall be promptly provided to the other party. In all provisions of the Master Lease requiring that the tenant thereunder deliver notice to Lessor, Sublessee shall be required to deliver notice concurrently to Sublessor and Lessor.

20.	CONSENT.

Whenever the consent of Sublessor is required pursuant to the terms of this Sublease, including, without limitation, the terms of the Master Lease incorporated herein by reference, such consent shall not be unreasonably withheld, conditioned or delayed; provided that whenever Lessor’s consent to such request is also required pursuant to this Sublease or the Master Lease, (i) it shall be reasonable for Sublessor to withhold its consent if Lessor withholds its consent, (ii) it shall be reasonable for Sublessor to delay its consent or withholding of such consent until such time as Lessor has given or denied its consent, (iii) it shall be reasonable for Sublessor to condition its consent upon any conditions imposed by Lessor upon Lessor’s consent, and (iv) Sublessor shall not be liable for or subject to a suit for specific performance based on Sublessor’s withholding, conditioning or delaying of consent caused by Lessor withholding, conditioning or delaying its consent to the same request.

21.	LESSOR’S CONSENT.

This Sublease is subject to and contingent upon Lessor’s execution of a Consent to Sublease in a form reasonably acceptable to Sublessor and Sublessee within thirty (30) days of the date hereof. In the event Lessor does not so execute such Consent to Sublease within such time, either party may terminate this Sublease upon written notice to the other party, which termination will be effective upon receipt. If this Sublease is terminated pursuant to this Section 21, Sublessor shall return to Sublessee the Security Deposit and first month’s rent previously paid by Sublessee to Sublessor within fifteen (15) business days after the termination date, and neither party shall have any liability to the other on account of this Sublease or any other actions between the parties prior to the termination date. For clarity, in the event of a termination, Sublessee will not be entitled to any reimbursement for costs or expenses incurred by Sublessee, including without limitation, costs incurred for space planning, ordering of furniture, materials or similar items in preparation for occupancy of the Premises, and Sublessee agrees that Sublessor shall have no liability or responsibility in connection therewith.

22.	COMPLIANCE WITH LAWS.

Sublessee shall promptly comply with all Legal Requirements regulating Sublessee’s particular use, occupancy or improvement of the Premises. Sublessee shall be fully responsible for the cost of complying with all of the foregoing.

23.	HAZARDOUS MATERIALS.

Sublessee shall not use or allow the use of any substance which constitutes a Hazardous Material under the Master Lease, except in strict accordance with the terms and conditions of the Master Lease and subject to all required consents and approvals of Lessor. Sublessee acknowledges the provisions of the Master Lease disclosing certain Pre-Existing Hazardous Materials and the Contemplated Covenant (both as defined in the Master Lease), and agrees that Lessor shall be solely responsible for such items and Sublessee shall not look to Sublessor in connection with such items. Sublessee hereby waives and releases Sublessor from any and all Claims relating to the Pre-Existing Hazardous Materials and the Contemplated Covenant. If Sublessee knows, or has reasonable cause to believe, that a Hazardous Material has come to be located in, on, under or about the Premises in violation of applicable laws or the Master Lease, Sublessee shall immediately give written notice of such fact to Sublessor, and provide Sublessor with a copy of any report, notice, claim or other documentation which Sublessee has concerning the presence of such Hazardous Material. Upon the expiration of the Term of this Sublease, Sublessee will prepare a Surrender Plan (which will be subject to the approval of Lessor and Sublessor) and return the Premises to Sublessor free of any residual Hazardous Materials resulting from Sublessee’s use and occupancy of the Premises. Nothing in this Section 23 is intended to or will be construed to impose any liability on Sublessee for any violation of the terms of the Master Lease applicable to Hazardous Material which violation is caused solely by Sublessor, its agents or employees.

24.	DEFAULT.

The occurrence of any of the following events (each, an “Event of Default”) shall constitute a material default and breach of this Sublease by Sublessee: (a) a default under the Master Lease due to Sublessee’s acts or omissions; (b) the breach of any of the provisions of Article 20 of the Master Lease.    Upon any Event of Default under this Sublease, Sublessor shall have all of the remedies available to Lessor pursuant to the Master Lease, including without limitation the remedies enumerated in Article 21 of the Master Lease. All rights and remedies of Sublessor herein enumerated or incorporated by reference above shall be cumulative, and none shall exclude any other right or remedy allowed by law or in equity, and all of the following may be exercised with or without legal process as then may be provided or permitted by the laws of the State in which the Premises are situated.

25.	HOLDOVER.

Notwithstanding any provision to the contrary contained in the Master Lease or this Sublease, (i) Sublessor expressly reserves the right to require Sublessee to surrender possession of the Premises upon the expiration of the Term or upon the earlier termination hereof and the right to assert any remedy at law or in equity to evict Sublessee and/or collect damages in connection with any such holding over, and (ii) Sublessee shall indemnify, defend and hold Sublessor harmless from and against any and all claims, demands, actions, losses, damages, obligations, costs and expenses, including, without limitation, attorneys’ fees incurred or suffered by Sublessor by reason of Sublessee’s failure to surrender the Premises on the expiration or earlier termination of this Sublease in accordance with the provisions of this Sublease, including the payment of all holdover rent and penalties chargeable pursuant to the Master Lease.

26.	ENTIRE AGREEMENT

This Sublease, including the Exhibits and documents referenced herein, contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings. This Sublease shall not be modified except in writing signed by both Sublessor and Sublessee.

27.	GOVERNING LAW; JURISDICTION.

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without reference to the conflicts of law principles thereof.

28.	COUNTERPARTS.

This Sublease may be executed in any number of counterparts, which may be delivered electronically, via facsimile or by other means. Each party may rely upon signatures delivered electronically or via facsimile as if such signatures were originals. Each counterpart of this Sublease shall be deemed to be an original, and all such counterparts (including those delivered electronically or via facsimile), when taken together, shall be deemed to constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

In witness whereof, duly authorized representatives of the parties have executed and delivered this Sublease as of the Effective Date.

SUBLESSOR:		SUBLESSEE:

GOSSAMER BIO, INC. a Delaware corporation		SINGULAR GENOMICS SYSTEMS, INC. a Delaware corporation

By:	/s/ Jill Howe	By:	/s/ Andrew Spaventa
Name:	Jill Howe	Name:	Andrew Spaventa
Title:	Vice President Finance	Title:	Chief Executive Officer
Date:	06/15/2020	Date:	06/15/2020

1

EXHIBIT A

Floor Plan of Sublease Premises

[Omitted]

E-1

EXHIBIT B

Master Lease

[Omitted]

E-2